UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2013

NexCore Healthcare Capital Corp

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50764	20-0003432
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 18th Street, Suite 250, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 244-0700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On December 20, 2013, the majority of the entities owned by the Company’s Joint Venture I entered into new joint venture agreements to recapitalize the majority of the interests of Venture I with an institutional investor, referred to as Venture V, whereby the majority of the assets of Venture I were transferred to Venture V. The recapitalization of the Venture I assets and the entering of Venture V are estimated to result in an aggregate net gain after consideration of earnings by non-controlling interests to the Company of between $14 million and $16 million. The Company's net gain will be calculated after consideration of distributions to the holders of interests in Venture I other than the Company including its lenders and institutional capital partner and a minority investment entity owned by the Company's CEO and CIO, earnings by the holders of interests in NexCore Real Estate LLC other than the Company, and the profits interests held by Equity Participation LLC, which is owned by members of management. In addition, such gain recognition is expected to be due in part to the prior earnings, losses and cash flow distributions since the inception of Venture I, as well as the structural terms of Venture V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXCORE HEALTHCARE CAPITAL CORP

Dated: December 23, 2013

By: /s/ Robert E. Lawless

Robert E. Lawless

Chief Financial Officer